BY-LAWS

OF

BRINKER CAPITAL DESTINATIONS TRUST

Section 1.	Agreement and Declaration of
Trust and Principal Office

1.1           Agreement and Declaration of Trust. These By-Laws shall be subject to the Agreement and Declaration of Trust, as from time to time in effect (the “Declaration of Trust”), of Brinker Capital Destinations Trust, the Delaware statutory trust established by the Declaration of Trust (the “Trust”).

1.2           Principal Office of the Trust. The principal office of the Trust shall be located at such place within or without the State of Delaware as the Trustees may determine from time to time.

Section 2.	Trustees and Meetings of Trustees

2.1           Regular Meetings. Regular meetings of the Trustees may be held without call or notice at such places and at such times as the Trustees may from time to time determine, provided that notice of the first regular meeting following any such determination shall be given to absent Trustees.

2.2           Special Meetings. Special meetings of the Trustees may be held at any time and at any place designated in the call of the meeting, when called by the Chairman of the Board, if any, the President or the Treasurer or by two or more Trustees, sufficient notice thereof being given to each Trustee by the Secretary or an Assistant Secretary or by the officer or one of the Trustees calling the meeting.

2.3           Notice. It shall be sufficient notice to a Trustee of a special meeting to send notice by mail at least forty-eight hours or by any electronic or telecommunications device, including telefax or through the Internet, at least twenty-four hours before the meeting addressed to the Trustee at his or her usual or last known business or residence address or to give notice to him or her in person or by telephone at least twenty-four hours before the meeting. Notice of a meeting need not be given to any Trustee if a written waiver of notice, executed by him or her before or after the meeting, is filed with the records of the meeting, or to any Trustee who attends the meeting without protesting prior thereto or at its commencement the lack of notice to him or her. Neither notice of a meeting nor a waiver of a notice need specify the purposes of the meeting.

2.4           Quorum. At any meeting of the Trustees one-third of the Trustees then in office shall constitute a quorum; provided, however, a quorum shall not be less than two. Any meeting may be adjourned from time to time by a majority of the votes cast upon the question, whether or not a quorum is present, and the meeting may be held as adjourned without further notice.

At any meeting of a Committee, one-third of the Trustees who are members of that Committee shall constitute a quorum for the transaction of business of such Committee; provided, however, a quorum shall not be less than two.

2.5           Action By Vote.  When a quorum is present at any meeting of the Board or a Committee, a majority of Trustees or members of the Committee, as applicable, present may take any action, except when a larger vote is expressly required by law, by the Declaration of Trust or by these By-Laws or by the Charter of the Committee.

2.6           Action By Writing.  Except as required by law, any action required or permitted to be taken at any meeting of the Trustees or a Committee may be taken without a meeting if a majority of the Trustees or members of the Committee, as applicable (or such larger proportion thereof as shall be required by any express provision of the Declaration of Trust or these By-Laws or by the Charter of the Committee) consent to the action in writing, including electronic writings, and such consents are filed with the records of the meetings of Trustees or the Committee, as applicable. Such consent shall be treated for all purposes as a vote taken at a meeting of Trustees or the Committee, as applicable.

2.7           Presence Through Communications Equipment. Except as required by law, the Trustees may participate in a meeting of Trustees, including any meeting of a Committee of the Board, by means of a conference telephone or videophone or similar communications equipment by means of which all persons participating in the meeting can hear each other at the same time and participation by such means shall constitute presence in person at a meeting.

2.8           Effect of Appointment, Designation or Identification of Trustees. The appointment, designation or identification (including in any proxy or registration statement or other document) of a Trustee as chair of the Board of Trustees, a member or chair of a Committee of the Board of Trustees, an expert on any topic or in any area (including an audit committee financial expert), or the lead independent Trustee or as having experience, attributes or skills in any area, or any other appointment, designation or identification of a Trustee, shall not impose on that person any standard of care or liability that is greater than that imposed on that person as a Trustee in the absence of the appointment, designation or identification, and no Trustee who has special attributes, skills, experience or expertise, or is appointed, designated or identified as aforesaid, shall be held to a higher standard of care by virtue thereof. In addition, no appointment, designation or identification of a Trustee as aforesaid shall affect in any way that Trustee’s rights or entitlement to indemnification or advancement of expenses.

Section 3.	Officers and Agents

3.1           Enumeration; Qualification. The officers of the Trust shall be a President, a Treasurer, a Secretary and such other officers, if any, as the Trustees from time to time may in their discretion elect or appoint. The Trust may also have such agents, if any, as the Trustees from time to time may in their discretion appoint. The Chairman of the Board, if one is elected, shall be a Trustee and may be, but need not be, a shareholder; and any other officer may be, but none need be, a Trustee or shareholder. Any two or more offices may be held by the same person.

3.2           Powers. Subject to the other provisions of these By-Laws, each officer shall have, in addition to the duties and powers set forth herein and in the Declaration of Trust, such duties and powers as are commonly incident to his or her office as if the Trust were organized as a Delaware business corporation and such other duties and powers as the Trustees may from time to time designate.

3.3           Election and Tenure. The President, the Treasurer, the Secretary and such other officers as the Trustees from time to time may in their discretion elect or appoint shall each be elected or appointed by the Trustees to serve until his or her successor is elected or qualified, or until he or she sooner dies, resigns, is removed or becomes disqualified.  Each officer shall hold office and each agent shall retain authority at the pleasure of the Trustees.

3.4           President and Vice Presidents. Subject to the powers of the Chairman, if there is such an officer, the President shall be the principal executive officer of the Trust. He or she may call meetings of the Board and of any Committee thereof when he or she deems it necessary and, in the absence of the Chairman, shall preside at all meetings of the Shareholders. Subject to the control of the Trustees, the Chairman and any Committees of the Trustees, within their respective spheres, as provided by the Trustees, the President shall at all times exercise a general supervision and direction over the affairs of the Trust. The President shall have the power to employ attorneys and counsel for the Trust and to employ such subordinate officers, agents, clerks and employees as he or she may find necessary to transact the business of the Trust. He or she shall also have the power to grant, issue, execute or sign such powers of attorney, proxies or other documents as may be deemed advisable or necessary in furtherance of the interests of the Trust. The President shall have such powers and duties as from time to time may be conferred upon or assigned to him or her by the Directors.

In the absence or disability of the President, the Vice President or, if there be more than one Vice President, any Vice President designated by the Trustees shall perform all the duties and may exercise any of the powers of the President, subject to the control of the Trustees. Each Vice President shall perform such other duties as may be assigned to him or her from time to time by the Trustees or the President.

3.5              Chief Executive Officer. The Chief Executive Officer of the Trust shall be the Chairman of the Board, the President or such other officer as is designated by the Trustees and shall, subject to the control of the Trustees and the authority otherwise granted to the President, have general charge and supervision of the business of the Trust.  In the absence of the Chairman and the President, the Chief Executive Officer, except as the Trustees shall otherwise determine, shall preside at all meetings of the shareholders and of the Trustees. If no Chief Executive Officer is designated by the Trustees, the President shall be the Chief Executive Officer.

3.6              Chairman of the Board. The Chairman, if one is elected, shall, if present, preside at meetings of the Shareholders and the Trustees, and shall, subject to the control of the Trustees, have general supervision, direction and control of the business and the officers of the Trust and exercise and perform such other powers and duties as may be from time to time assigned to him or her by the Trustees or prescribed by the Declaration of Trust or these By-Laws. In the absence of the Chairman, the Vice Chairman, if such an officer is elected, shall assume all powers and duties assigned to the Chairman hereunder.

3.7           Treasurer. The Treasurer shall be the chief financial officer and accounting officer of the Trust and shall, subject to the provisions of the Declaration of Trust and any arrangement made by the Trustees with a custodian, investment adviser or manager or transfer, shareholder servicing or similar agent, be in charge of its valuable papers, books of account and accounting records of the Trust, and shall have such other duties and powers as may be designated from time to time by the Trustees or by the President. Any Assistant Treasurer shall have such duties and powers as shall be designated from time to time by the Trustees.

3.8           Secretary and Assistant Secretaries. The Secretary shall record all proceedings of the Shareholders and the Trustees in books to be kept therefore, which books or a copy thereof shall be kept at the principal office of the Trust or such other place(s) designated by the Trustees. In the absence of the Secretary from any meeting of Shareholders or Trustees, an Assistant Secretary, or if there be none or he or she is also absent, a temporary clerk chosen at the meeting shall record the proceedings thereof in the aforesaid books.

Section 4.	Resignation and Removals

Any Trustee or officer may resign at any time by delivering his or her resignation in writing to the Chairman of the Board, the President, the Treasurer or the Secretary or to a meeting of the Trustees. Such resignation shall be effective upon receipt unless specified to be effective at some other time.  The Trustees may remove any officer with or without cause by a vote of a majority of the Trustees then in office. Except to the extent expressly provided in a written agreement with the Trust, no Trustee or officer resigning, and no officer removed shall have any right to any compensation for any period following his or her resignation or removal, or any right to damages on account of such removal.

Section 5.	Shares

5.1           Share Certificates. No certificates certifying the ownership of Shares shall be issued except as the Trustees may otherwise authorize. In the event that the Trustees authorize the issuance of Share certificates, subject to the provisions of Section 5.3, each Shareholder shall be entitled to a certificate stating the number of Shares and the Series or Class owned by him or her, in such form as shall be prescribed from time to time by the Trustees. Such certificates shall be signed by the President or any Vice-President and by the Treasurer or any Assistant Treasurer. Such signatures may be facsimiles if the certificate is signed by a transfer agent, or by a registrar, other than a Trustee, officer or employee of the Trust. In case any officer who has signed or whose facsimile signature has been placed on such certificate shall cease to be such officer before such certificate is issued, it may be issued by the Trust with the same effect as if he or she were such officer at the time of its issue.

In lieu of issuing certificates for Shares, the Trustees or the transfer agent may either issue receipts therefore or may keep accounts upon the books of the Trust for the record holders of such Shares, who shall in either case be deemed, for all purposes hereunder, to be the holders of certificates for such Shares as if they had accepted such certificates and shall be held to have expressly assented and agreed to the terms hereof.

5.2           Loss of Certificates. In case of the alleged loss or destruction or the mutilation of a Share certificate, a duplicate certificate may be issued in place thereof, upon such terms as the Trustees may prescribe.

5.3           Discontinuance of Issuance of Certificates. The Trustees may at any time discontinue the issuance of Share certificates and may, by written notice to each Shareholder, require the surrender of Share certificates to the Trust for cancellation. Such surrender and cancellation shall not affect the ownership of Shares in the Trust.

Section 6.	Seal

The seal of the Trust shall, subject to alteration by the Trustees, consist of a flat-faced circular die with the word “Delaware”, together with the name of the Trust and the year of its organization, cut or engraved thereon; but, unless otherwise required by the Trustees, the seal shall not be necessary to be placed on, and its absence shall not impair the validity of, any document, instrument or other paper executed and delivered by or on behalf of the Trust.

Section 7.	Fiscal Year

Except as from time to time otherwise provided by the Trustees, the initial fiscal year of the Trust shall end on such date as is determined in advance or in arrears by the Treasurer, and subsequent fiscal years shall end on such date in subsequent years.

Section 8.	Indemnification

8.1           Trustees, Officers, Etc. The Trust shall indemnify each of its Trustees and officers (including persons who serve at the Trust’s request as directors, officers or trustees of another organization in which the Trust has any interest as a shareholder, creditor or otherwise) (hereinafter referred to as a “Covered Person”) against all liabilities and expenses, including but not limited to amounts paid in satisfaction of judgments, in compromise or as fines and penalties, and counsel fees reasonably incurred by any Covered Person in connection with the defense or disposition of any action, suit or other proceeding, whether civil or criminal, before any court or administrative or legislative body, in which such Covered Person may be or may have been involved as a party or otherwise or with which such Covered Person may be or may have been threatened, while in office or thereafter, by reason of being or having been such a Covered Person except with respect to any matter as to which such Covered Person shall have been finally adjudicated in any such action, suit or other proceeding to be liable to the Trust or its Shareholders by reason of willful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of such Covered Person’s office. Expenses, including counsel fees so incurred by any such Covered Person (but excluding amounts paid in satisfaction of judgments, in compromise or as fines or penalties), shall be paid from time to time by the Trust in advance of the final disposition of any such action, suit or proceeding upon receipt of an undertaking by or on behalf of such Covered Person to repay amounts so paid to the Trust if it is ultimately determined that indemnification of such expenses is not authorized under this Section, provided, however, that either (a) such Covered Person shall have provided appropriate security for such undertaking, (b) the Trust shall be insured against losses arising from any such advance payments or (c) either a majority of the disinterested Trustees acting on the matter (provided that a majority of the disinterested Trustees then in office act on the matter), or independent legal counsel in a written opinion, shall have determined, based upon a review of readily available facts (as opposed to a full trial type inquiry) that there is reason to believe that such Covered Person will be found entitled to indemnification under this Section.

8.2           Compromise Payment. As to any matter disposed of (whether by a compromise payment, pursuant to a consent decree or otherwise) without an adjudication by a court, or by any other body before which the proceeding was brought, that such Covered Person is liable to the Trust or its Shareholders by reason of willful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of his or her office, indemnification shall be provided if (a) approved, after notice that it involves such indemnification, by at least a majority of the disinterested Trustees acting on the matter (provided that a majority of the disinterested Trustees then in office act on the matter) upon a determination, based upon a review of readily available facts (as opposed to a full trial type inquiry) that such Covered Person is not liable to the Trust or its Shareholders by reason of willful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of his or her office, or (b) there has been obtained an opinion in writing of independent legal counsel, based upon a review of readily available facts (as opposed to a full trial type inquiry) to the effect that such indemnification would not protect such Person against any liability to the Trust to which he would otherwise be subject by reason of willful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of his office. Any approval pursuant to this Section shall not prevent the recovery from any Covered Person of any amount paid to such Covered Person in accordance with this Section as indemnification if such Covered Person is subsequently adjudicated by a court of competent jurisdiction to have been liable to the Trust or its Shareholders by reason of willful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of such Covered Person’s office.

8.3           Indemnification Not Exclusive. The right of indemnification hereby provided shall not be exclusive of or affect any other rights to which such Covered Person may be entitled. As used in this Section 8, the term “Covered Person” shall include such person’s heirs, executors and administrators and a “disinterested Trustee” is a Trustee who is not an “interested person” of the Trust as defined in Section 2(a)(19) of the Investment Company Act of 1940, as amended, (or who has been exempted from being an “interested person” by any rule, regulation or order of the U.S. Securities and Exchange Commission) and against whom none of such actions, suits or other proceedings or another action, suit or other proceeding on the same or similar grounds is then or has been pending. Nothing contained in this Section shall affect any rights to indemnification to which personnel of the Trust, other than Trustees or officers, and other persons may be entitled by contract or otherwise under law, nor the power of the Trust to purchase and maintain liability insurance on behalf of any such person; provided, however, that the Trust shall not purchase or maintain any such liability insurance in contravention of applicable law, including without limitation the Investment Company Act of 1940, as amended.

Section 9.	Provisions Relating to the Conduct of the Trust’s Business

9.1           Determination of Net Asset Value Per Share.  Net asset value per Share of each Series or Class of Shares of the Trust shall be determined at the times and in the manner specified from time to time by the Trustees.

Section 10.	General Matters

10.1           Definitions.  Unless otherwise specified in these By-Laws, capitalized terms used in these By-Laws shall have the meanings assigned to them in the Declaration of Trust.

10.2           Checks, Drafts, Evidence of Indebtedness.  All checks, drafts, or other orders for the payment of money, notes and other evidences of indebtedness issued in the name of or payable to the Trust shall be signed or endorsed by such officers, employees or agents, as shall from time to time be designated by the Board, or as may be specified in or pursuant to the agreement between the Trust, on behalf of any Series, and the custodian appointed pursuant to the provisions of the Declaration of Trust.

10.3           Contracts and Instruments; How Executed.  The Board, except as otherwise provided in these By-Laws, may authorize any officer or officers or agent or agents of the Trust, to enter into any agreement or execute and deliver any instrument in the name of the Trust on behalf of any Series, and such authority may be general or confined to specific instances; and, unless so authorized by the Board or by the Declaration of Trust or these By-Laws, no officer, agent, or employee shall have any power or authority to bind the Trust by any agreement, contract or engagement or to pledge its credit or to render it liable pecuniarily for any purpose or for any amount.  Notwithstanding the foregoing, the President and any Vice President may enter into any agreement or execute and deliver any instrument in the name of the Fund on behalf of any Series without specific or general authorization by the Board if such agreement or written instrument is in the ordinary course of the Fund’s business and is routine or non-material.

10.4           Endorsements, Assignments and Transfer of Securities.  All endorsements, assignments, stock powers, other instruments of transfer or directions for the transfer of portfolio securities or other property, whether or not registered in nominee form, shall be made by such officers, employees, or agents as may be authorized by the Board.

10.5           Evidence of Authority.  Anyone dealing with the Trust shall be fully justified in relying on a copy of a resolution of the Board or of any Committee thereof empowered to act in the premises which is certified as true by the Secretary or an Assistant Secretary of the Trust.

10.6           Representation of Shares of Other Entities Held by the Fund.  The Chairman, the President or any Vice President or any other person authorized by resolution of the Board or by any of the foregoing designated officers or any other person authorized by the provisions of such person’s properly approved written agreement with the Trust, is authorized to vote or represent, on behalf of the Trust, any and all shares of any corporation, fund, trust, or other entity, foreign or domestic, standing in the name of the Trust.  The authority granted may be exercised in person or by a proxy duly executed by such designated person.

10.7           Equitable Shares Not Recognized.  The Trust shall be entitled to treat a Shareholder of record of any Shares of the Trust or a Series or Class as the absolute owner thereof and shall not be bound to recognize any equitable or other claim to or interest in such Shares of the Trust or a Series or Class on the part of any other person, whether or not the Trust shall have express or other notice thereof, except as may be otherwise expressly provided by law.

10.8           Transfer Agent and Registrar; Regulations.  The Board shall have power and authority to make all such rules and regulations as it may deem expedient concerning the issuance, transfer and registration of Shares and may appoint a transfer agent and/or registrar of Shares of the Trust or each Series.

Section 11.	Reports

The Trustees and officers shall render reports at the time and in the manner required by the Declaration of Trust or any applicable law.  Officers and Committees shall render such additional reports as they may deem desirable or as may from time to time be required by the Trustees.

Section 12.	Amendments

These By-Laws may be amended or repealed, in whole or in part, by a majority of the Trustees then in office at any meeting of the Trustees, or by one or more writings signed by such majority.

IN WITNESS WHEREOF, the undersigned, being the initial Trustee of the Trust, has executed these By-Laws of the Trust as of the day of _____________, 2016.

Jason B. Moore Initial Trustee